Exhibit 21.1

Subsidiaries of the Registrant

1.	AP Tankers Co.

2.	American Petroleum Tankers LLC

3.	APT Intermediate Holdco LLC

4.	JV Tanker Charterer LLC

5.	PI 2 Pelican State LLC

6.	APT Sunshine State LLC